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                                                                      Exhibit 15

                 ACKNOWLEDGEMENT LETTER OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
KeyCorp


We are aware of the incorporation by reference in the Registration Statement (Form S-8) of KeyCorp pertaining to the KeyCorp Deferred Compensation Plan of our reports dated April 14, 1998, July 14, 1998, and October 13, 1998, relating to the unaudited condensed consolidated interim financial statements of KeyCorp that are included in its Forms 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                           /s/ Ernst & Young LLP


Cleveland, Ohio
January 14, 1999